Filed pursuant to Rule 433(d)
Registration Statement No. 333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the base prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling toll-free 1-(877) 867-2654.

Client	Orig Inv	Curr Inv	Broker	Loan #	Alternate #	Property City	State	Zip	UPB	Board Date	First Due	Boarded Due Date	Pmt Date	# Days to Pmt	Curr Next Due
UBS	630	630	922	23244056	20475463	TUKWILA	WA	98188	127,500.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23244213	20484135	WOODHAVEN	NY	11421	120,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23244932	20520607	STOCKTON	CA	95209	104,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23244940	20520615	STOCKTON	CA	95209	416,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23245913	20556940	NEWARK	NJ	07107	164,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23247117	20603353	OXNARD	CA	93035	463,200.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23247125	20603361	OXNARD	CA	93035	115,800.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23247174	20603692	NORTHPORT	NY	11768	540,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23252000	20637013	SYLMAR	CA	91342	127,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23255912	20651584	MESA	AZ	85208	220,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23255920	20651618	MESA	AZ	85208	55,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23256514	20656047	HUNTINGTON	NY	11746	95,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23274293	20715595	SALINAS	CA	93905	452,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23274301	20715603	SALINAS	CA	93905	113,000.00	8/9/2006	6/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23243785	20308789	MEMPHIS	TN	38118	72,702.37	8/9/2006	4/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	630	922	23243793	20308797	MEMPHIS	TN	38118	18,178.54	8/9/2006	4/1/2006	6/1/2006	0	0	6/1/2006
UBS	630	640	897	22060396	71941163	GARDENA	CA	90247	464,000.00	1/10/2006	11/1/2005	1/1/2006	0	0	1/1/2006
UBS	630	640	897	22060784	71993041	STOCKTON	CA	95206	209,722.93	1/10/2006	11/1/2005	1/1/2006	0	0	1/1/2006
UBS	630	640	897	22058309	71856560	SACRAMENTO	CA	95823	284,750.00	1/10/2006	10/1/2005	1/1/2006	0	0	1/1/2006
UBS	630	640	897	22060032	71940826	DETROIT	MI	48223	72,653.41	1/10/2006	11/1/2005	1/1/2006	1/31/2006	30	5/1/2006
UBS	630	640	897	22059257	71910855	WATERFORD	MI	48328	161,476.07	1/10/2006	11/1/2005	1/1/2006	2/1/2006	31	5/1/2006
UBS	630	640	897	22061543	72016428	ORANGE COVE	CA	93646	119,499.54	1/10/2006	11/1/2005	1/1/2006	2/6/2006	36	5/1/2006
UBS	630	640	897	22060362	71941139	CUSSETA	GA	31805	116,773.48	1/10/2006	11/1/2005	1/1/2006	2/8/2006	38	2/1/2006
UBS	630	640	1413	22017404	5090928	PINE VALLEY	CA	91962	359,628.95	1/9/2006	11/1/2005	1/1/2006	2/9/2006	39	6/1/2006
UBS	630	640	897	22060586	71941339	RIO VISTA	CA	94571	84,727.24	1/10/2006	11/1/2005	1/1/2006	2/10/2006	40	6/1/2006
UBS	630	640	897	22061501	72016380	ANAHEIM	CA	92805	69,865.84	1/10/2006	11/1/2005	1/1/2006	2/10/2006	40	4/1/2006
UBS	630	640	1413	22018485	5082402	MAITLAND	FL	32751	203,102.78	1/9/2006	11/1/2005	1/1/2006	2/17/2006	47	6/1/2006
UBS	630	640	897	22063176	72162270	LAKE CRYSTA	MN	56055	184,801.24	1/10/2006	12/1/2005	1/1/2006	3/8/2006	66	6/1/2006
UBS	630	640	897	22060479	71941235	VISTA	CA	92081	649,950.00	1/10/2006	11/1/2005	12/1/2005	0	0	12/1/2005
UBS	630	640	897	22055867	71725968	AURORA	CO	80013	144,429.03	1/10/2006	10/1/2005	12/1/2005	0	0	12/1/2005
UBS	630	640	897	22056782	71760332	WILLIAMS	CA	95987	368,501.18	1/10/2006	10/1/2005	12/1/2005	0	0	12/1/2005
UBS	630	640	897	22056857	71760412	GARY	IN	46409	53,929.84	1/10/2006	10/1/2005	12/1/2005	0	0	12/1/2005
UBS	630	640	897	22060578	71941331	RIO VISTA	CA	94571	340,000.00	1/10/2006	11/1/2005	12/1/2005	1/18/2006	48	5/1/2006
UBS	630	640	897	22055107	71482761	WOODLAND	CA	95695	343,939.66	1/10/2006	9/1/2005	12/1/2005	1/23/2006	53	5/1/2006
UBS	630	640	897	22055297	71614026	MAYWOOD	IL	60153	127,709.75	1/10/2006	10/1/2005	12/1/2005	1/31/2006	61	2/1/2006
UBS	630	640	897	22061303	72001330	GREENWOOD	MO	64034	40,935.35	1/10/2006	11/1/2005	12/1/2005	1/31/2006	61	4/1/2006
UBS	630	640	1413	22018501	5042707	KANSAS CITY	MO	64127	37,436.90	1/9/2006	10/1/2005	12/1/2005	2/6/2006	67	3/1/2006
UBS	630	640	897	22055248	71513517	MORENO VALL	CA	92555	96,491.10	1/10/2006	9/1/2005	12/1/2005	2/17/2006	78	6/1/2006